UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
    =======================================================

                             FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(B) OR (G) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

BROAD NATIONAL BANCORPORATION                    BNB CAPITAL TRUST
(EXACT NAME OF REGISTRANT AS         (EXACT NAME OF REGISTRANT AS SPECIFIED
SPECIFIED IN ITS CHARTER)                     IN ITS TRUST AGREEMENT)


          NEW JERSEY                              DELAWARE
(STATE OR OTHER JURISDICTION OF       (STATE OR OTHER JURISDICTION OF
INCORPORATION OR ORGANIZATION)         INCORPORATION OR ORGANIZATION)
          _________                               _________

            6021                                     6719
(PRIMARY STANDARD INDUSTRIAL              (PRIMARY STANDARD INDUSTRIAL
 CLASSIFICATION CODE NUMBER)               CLASSIFICATION CODE NUMBER)

        22-2395057                                 REQUESTED
    (I.R.S. EMPLOYER                             (I.R.S. EMPLOYER
  IDENTIFICATION NO.)                           IDENTIFICATION NO.)



                             905 BROAD STREET
                        NEWARK, NEW JERSEY  07102
                              (201) 624-2300
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
        AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                _____________________________________________


Securities to be registered pursuant to Section 12(b) of the Act:


                               None

If this Form relates to the registration of a class of debt
securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box.      [  ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2),
please check the following box.   [X]

Securities to be registered pursuant to Section 12(g) of the Act:

     ___ % Cumulative Trust Preferred Securities of BNB Capital Trust
   ___ % Junior Subordinated Debentures of Broad National Bancorporation Guarantee of Broad National Bancorporation of certain obligations with respect to the Preferred Securities
                         (Title of class)

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
ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         A description of the Securities to be registered hereby is set forth in a prospectus (the "424(b) Prospectus") to be filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included as a part of that certain registration statement (the "Registration Statement") of BNB Capital Trust and Broad National Bancorporation, as amended, Registration Nos. 333-28897 and 333-28897-01. The Registration Statement hereby is incorporated herein by reference thereto. The 424(b) Prospectus shall, upon filing, be deemed to be incorporated by reference herein.

ITEM 2.  EXHIBITS

    1.   Form of Junior Subordinated Indenture*
    2.   Form of Junior Subordinated Debenture Certificate*
    3.   Form of Amended and Restated Trust Agreement*
    4.   Form of Cumulative Trust Preferred Security*
    5.   Form of Guarantee*

* Each such document hereby is incorporated by reference herein by reference to the form thereof included as Exhibit 4.1 (Junior Subordinated Indenture), Exhibit 4.2 (Junior Subordinated Debenture Certificate), Exhibit 4.4 (Amended and Restated Trust Agreement), Exhibit 4.5 (Cumulative Trust Preferred Security), and Exhibit 4.6 (Guarantee) to the registration statement of Broad National Bancorporation and BNB Capital Trust under the Securities Act of 1933, as amended, Registration Nos. 333-28897 and 333-28897-01.

                            SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                        BROAD NATIONAL BANCORPORATION



                        By   /s/ John A. Dorman
                           John A. Dorman
                           President and Chief Operating Officer


Date:  June 24, 1997

                        BNB CAPTITAL TRUST

                        BY:  BROAD NATIONAL BANCORPORATION
                             AS DEPOSITOR



                        By   /s/ John A. Dorman
                           John A. Dorman
                           President and Chief Operating Officer


Date:  June 24, 1997